Exhibit 10(au)

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED AON STOCK INCENTIVE PLAN

        This First Amendment ("Amendment") is adopted by Aon Corporation, a Delaware corporation (the "Company"), to be effective as set forth in Section 3 below.

RECITALS

        WHEREAS, in May 2006 the Company's stockholders approved the Amended and Restated Aon Stock Incentive Plan (the "Plan");

        WHEREAS, Section 5.01(d) of the Plan currently provides that the Organization and Compensation Committee of the Company's Board (the "Committee") is permitted, but not required, to make equitable adjustments under the Plan in the event of certain changes to the Company's capital structure;

        WHEREAS, management for the Company and the Committee have recommended to the Company's board of directors (the "Board") that the Plan be amended to provide for the Committee to make a mandatory equitable adjustment in the number of shares of stock, the forms of awards authorized to be granted under the Plan, and any other appropriate equitable adjustment to any outstanding awards under the Plan in the event of a dilutive change to the capital structure of the Company as a result of any stock dividend, stock split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of stock other than regular cash dividends;

        WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its stockholders to adopt this Amendment to amend the Plan by incorporating the modification set forth below, in accordance with the Board's authority to amend the Plan as set forth in Section 7.01(e) thereof.

        NOW, THEREFORE, the Plan is hereby amended as follows:

  1.
  Amendment.    Subsection (d) of Section 5.01 is deleted in its entirety and the following shall be substituted in its place:

    "(d)    Capital Structure Change and Adjustments to Awards.    In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of Stock other than regular cash dividends, the Committee shall make an equitable adjustment (in the manner and form determined in the Committee's sole discretion) in the number of shares of Stock and forms of the Awards authorized to be granted under the Plan, including any limitation imposed on the number of shares of Stock with respect to which an Award may be granted in the aggregate under the Plan or to any Participant, and to make appropriate adjustments (including exercise price) to any outstanding Awards."

  2.
  Ratification.    In all respects, other than as specifically set forth in Section 1 above, the Plan shall remain unaffected by this Amendment and shall continue in full force and effect, subject to the terms and conditions thereof. In the event of any conflict, inconsistency or incongruity between the Plan and the provisions of this Amendment, the provisions of this Amendment shall in all respects govern and control.

  3.
  Effective Date.    The effective date of this Amendment shall be the date it is approved by the Board ("Effective Date").